CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$15,000	$2.05

Pricing supplement no. 1210
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 29-I dated August 31, 2012 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated March 25, 2013 Rule 424(b)(2)

Structured Investments	$15,000 Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund due March 31, 2015

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the Index closing level of each of the S&P 500® Index and the Russell 2000® Index and the closing price of one share of the iShares® MSCI EAFE Index Fund is greater than or equal to 65% of its Initial Underlying Value, which we refer to as an Interest Barrier. In addition, if the Index closing level of each of the S&P 500® Index and the Russell 2000® Index and the closing price of one share of the iShares® MSCI EAFE Index Fund on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, the notes will be automatically called. Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Review Date for which the Index closing level of each of the S&P 500® Index and the Russell 2000® Index and the closing price of one share of the iShares® MSCI EAFE Index Fund is greater than or equal to its Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is June 26, 2013.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 31, 2015†
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”) and the iShares® MSCI EAFE Index Fund (Bloomberg ticker: “EFA”) (the “Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)
Contingent Interest Payments:

If the notes have not been previously called and the Index closing level or closing price, as applicable, of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $18.75 and (equivalent to an interest rate of 7.50% per annum, payable at a rate of 1.875% per quarter).

If the Index closing level or closing price, as applicable, of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	With respect to each Underlying, an amount that represents 65.00% of its Initial Underlying Value, which is 1,008.5985 for the S&P 500® Index, 614.8025 for the Russell 2000® Index and $38.103 initially for the Fund, subject to adjustments.
Contingent Interest Rate:	7.50% per annum, payable at a rate of 1.875% per quarter, if applicable
Automatic Call:	If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been previously called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
If the notes have not been previously called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Underlying Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35% of your principal amount and could lose all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Ending Underlying Value (i.e., the Index closing level or closing price, as applicable, on the final Review Date) of any Underlying is less than its Trigger Level.
Pricing Date:	On or about March 25, 2013
Settlement Date:	On or about March 28, 2013
Review Dates†:	June 26, 2013, September 25, 2013, December 26, 2013, March 26, 2014, June 25, 2014, September 25, 2014, December 26, 2014 and March 26, 2015 (the “final Review Date”)
Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Interest Payment Dates will be July 1, 2013, September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	March 31, 2015
CUSIP:	48126DZD4
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$16.20	$983.80
Total	$15,000	$243	$14,757
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $16.20 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 25, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated February 27, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012: http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: Ending Underlying Value – Initial Underlying Value Initial Underlying Value
Initial Underlying Value:	With respect to each Index, the Index closing level of that Index on the Pricing Date, which is 1,551.69 for the S&P 500® Index and 945.85 for the Russell 2000® Index. With respect to the Fund, the closing price of one share of the Fund on the Pricing Date, which is $58.62, divided by the Share Adjustment Factor.
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I.
Ending Underlying Value:	With respect to each Underlying, the Index closing level or closing price, as applicable, of that Underlying on the final Review Date
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings

JPMorgan Structured Investments —	PS-1
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

Selected Purchase Considerations

•	QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $18.75 per $1,000 principal amount note (equivalent to an interest rate of 7.50% per annum, payable at a rate of 1.875% per quarter). If the notes have not been automatically called and the Index closing level or closing price, as applicable, of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the Index closing level or closing price, as applicable, of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be any of the S&P 500® Index, the Russell 2000® Index or the iShares® MSCI EAFE Index Fund.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI EAFE Index Fund is an exchange-traded fund that trades on the NYSE Arca, Inc., which we refer to as NYSE Arca, under the ticker symbol “EFA.” The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index, which we refer to as the Underlying Index. The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia. For additional information about the iShares® MSCI EAFE Index Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement no. 1-I.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

Non-U.S. Holders — tax considerations

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to conclude that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

Non-U.S. Holders should also note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances and the potential application of the proposed regulations discussed in the preceding paragraph.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value. Accordingly, under these circumstances, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your notes.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the Index closing level or closing price, as applicable, of each Underlying on that Review Date is greater than or equal to its Interest Barrier. If the Index closing level or closing price, as applicable, of any Underlying on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the Index closing level or closing price, as applicable, of any Underlying on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of any Underlying,
JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

which may be significant. You will not participate in any appreciation in the value of any Underlying. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to any of the Underlyings. Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying. Accordingly, your investment is subject to the risk of decline in the level of each Underlying.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Underlying Level of any Underlying is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Underlying. Because the Ending Underlying Value of each Underlying will be determined based on the applicable Index closing level or closing price, as applicable, on a single day near the end of the term of the notes, the Index closing level or closing price, as applicable, of each Underlying at the maturity date or at other times during the term of the notes could be greater than or equal to its Trigger Level. This difference could be particularly large if there is a significant decrease in the Index closing level or closing price, as applicable, of one or more Underlyings during the later portion of the term of the notes or if there is significant volatility in the Index closing level or closing price, as applicable, of one or more Underlyings during the term of the notes, especially on dates near the final Review Date.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity. This will be true even if the Ending Underlying Value of any other Underlying is greater than or equal to its Initial Underlying Value. The Underlyings’ respective performance may not be correlated and, as a result, if the notes have not been automatically called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. and international equities across diverse markets during the term of the notes.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Underlyings would have.
•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the Index closing level or closing price, as applicable, of that Underlying could be less than its Interest Barrier on a Review Date and/or that a Trigger Event could occur. An Underlying’s volatility, however, can change significantly over the term of the notes. The Index closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	an investment in the notes is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices
JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in those currencies in the Fund. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of government surpluses or deficits in issuing countries of those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of those currencies and the United States and other countries important to international trade and finance.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the Fund and the equity securities included in or held by the Underlyings. We or our affiliates may also trade in the Fund and the equity securities included in or held by the Underlyings from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call, whether a Contingent Interest Payment will be payable or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels or prices, as applicable, of each Underlying on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

•	the actual and expected volatility in the levels or prices, as applicable, of the Underlyings;
•	the time to maturity of the notes;
•	the Contingent Interest Rate on the notes;
•	whether the Index closing level or closing price, as applicable, of any Underlying has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the equity securities included in or held by the Underlyings;
•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the exchange rate and volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Fund;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Underlying?

If the notes have not been previously called and the Index closing level or closing price, as applicable, of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $18.75 (equivalent to an interest rate of 7.50% per annum, payable at a rate of 1.875% per quarter). If the Index closing level or closing price, as applicable, of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the Index closing level or closing price, as applicable, of any Underlying is less than its Interest Barrier as a “No-Coupon Date.” The following table reflects the Contingent Interest Rate of 7.50% per annum and illustrates the hypothetical total Contingent Interest Payments over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$150.00
1 No-Coupon Date	$131.25
2 No-Coupon Dates	$112.50
3 No-Coupon Dates	$93.75
4 No-Coupon Dates	$75.00
5 No-Coupon Dates	$56.25
6 No-Coupon Dates	$37.50
7 No-Coupon Dates	$18.75
8 No-Coupon Dates	$0.000

The following table illustrates payments on the notes, assuming a range of performances for the Least Performing Underlying on a given Review Date. Each hypothetical payment set forth below assumes that the Least Performing Underlying is the Russell 2000® Index and that the Index closing level of the S&P 500® Index and the closing price of one share of the iShares® MSCI EAFE Index Fund on each Review Date is greater than or equal to their respective Initial Underlying Values (and therefore their respective Interest Barriers/Trigger Levels). We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the Index closing level or closing price, as applicable, of any Underlying will be on any Review Date. In addition, the following table and examples assume an Initial Underlying Value for the Least Performing Underlying of 950, an Interest Barrier and a Trigger Level for the Least Performing Underlying of 617.50 (equal to 65% of the hypothetical Initial Underlying Value) and reflect the Contingent Interest Rate of 7.50% per annum (payable at a rate of 1.875% per quarter). Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Index Closing Level of Least Performing Underlying	Least Performing Index Closing Level Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Least Performing Underlying Return	Payment at Maturity if a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity if a Trigger Event Has Occurred (2)(3)
1,710.000	80.00%	$1,018.75	80.00%	$1,018.75	N/A
1,615.000	70.00%	$1,018.75	70.00%	$1,018.75	N/A
1,520.000	60.00%	$1,018.75	60.00%	$1,018.75	N/A
1,425.000	50.00%	$1,018.75	50.00%	$1,018.75	N/A
1,330.000	40.00%	$1,018.75	40.00%	$1,018.75	N/A
1,282.500	35.00%	$1,018.75	35.00%	$1,018.75	N/A
1,235.000	30.00%	$1,018.75	30.00%	$1,018.75	N/A
1,140.000	20.00%	$1,018.75	20.00%	$1,018.75	N/A
1,092.500	15.00%	$1,018.75	15.00%	$1,018.75	N/A
1,045.000	10.00%	$1,018.75	10.00%	$1,018.75	N/A
997.500	5.00%	$1,018.75	5.00%	$1,018.75	N/A
950.000	0.00%	$1,018.75	0.00%	$1,018.75	N/A
902.500	-5.00%	$18.75	-5.00%	$1,018.75	N/A
855.000	-10.00%	$18.75	-10.00%	$1,018.75	N/A
760.000	-20.00%	$18.75	-20.00%	$1,018.75	N/A
665.000	-30.00%	$18.75	-30.00%	$1,018.75	N/A
617.500	-35.00%	$18.75	-35.00%	$1,018.75	N/A
617.405	-35.01%	$0.00	-35.01%	N/A	$649.90
570.000	-40.00%	$0.00	-40.00%	N/A	$600.00
475.000	-50.00%	$0.00	-50.00%	N/A	$500.00
380.000	-60.00%	$0.00	-60.00%	N/A	$400.00
285.000	-70.00%	$0.00	-70.00%	N/A	$300.00
190.000	-80.00%	$0.00	-80.00%	N/A	$200.00
95.000	-90.00%	$0.00	-90.00%	N/A	$100.00
0.000	-100.00%	$0.00	-100.00%	N/A	$0.00

JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

(1) The notes will be automatically called if the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the Index closing level or closing price, as applicable, of each Underlying on that Review Date is greater than or equal to its Interest Barrier.

(3) A Trigger Event occurs if the Ending Underlying Value (i.e., the Index closing level or closing price, as applicable, on the final Review Date) of any Underlying is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how a payment set forth in the tables on the prior page is calculated.

Example 1: The Index closing level of the Least Performing Underlying increases from the Initial Underlying Value of 950 to an Index closing level of 1,045 on the first Review Date. Because the Index closing level of each Underlying on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the Index closing level of each Underlying on the first Review Date is greater than its Initial Underlying Value, the notes are automatically called. Accordingly, the investor receives a payment of $1,018.75 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $18.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The Index closing level of the Least Performing Underlying decreases from the Initial Underlying Value of 950 to an Index closing level of 380 on the first Review Date and 760 on the second Review Date, 617.50 on the third Review Date and increases from the Initial Underlying Value of 950 to an Ending Underlying Value of 1,045 on the fourth Review Date. Because the Index closing level of one Underlying on the first Review Date is less than its Interest Barrier, no Contingent Interest Payment is made in connection with the first Review Date; however, the Index closing level of each Underlying on each of the second, third and fourth Review Dates is greater than its Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with each of the second, third and fourth Review Dates. In addition, because the Index closing level of each Underlying on the fourth Review Date is greater than its Initial Underlying Value, the notes are automatically called. Accordingly, the investor receives a payment of $18.75 in connection with each of the second and third Review Dates and a payment of $1,018.75 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $18.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the fourth Review Date. Accordingly, the total amount paid on the notes over the term of the notes is $1,056.25 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Least Performing Underlying increases from the Initial Underlying Value of 950 to an Ending Underlying Value of 1,140 — A Trigger Event has not occurred. The investor receives a payment of $18.75 in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity and the Ending Underlying Value of each Underlying is greater than its Interest Barrier and Trigger Level, the investor receives at maturity a payment of $1,018.75 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $18.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,150 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Least Performing Underlying decreases from the Initial Underlying Value of 950 to an Ending Underlying Value of 617.50 — A Trigger Event has not occurred. The investor receives a payment of $18.75 in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has not occurred and the Ending Underlying Value of the Least Performing Underlying is equal to its Interest Barrier, even though the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value, the investor receives at maturity a payment of $1,018.75 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $18.75 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,150 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the Index closing level of the Least Performing Underlying decreases from the Initial Underlying Value of 950 to an Ending Underlying Value of 760 — A Trigger Event has not occurred. The investor receives a payment of $18.75 in connection with two of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has not occurred and the Ending Underlying Value of the Least Performing Underlying is greater than its Interest Barrier, even though the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value, the investor receives at maturity a payment of $1,018.75 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $18.75 per $1,000 principal amount note and repayment of principal equal

JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,056.25 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Least Performing Underlying decreases from the Initial Underlying Value of 950 to an Ending Underlying Value of 380 — A Trigger Event has occurred. The investor receives a payment of $18.75 in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Value of the Least Performing Underlying is less than its Interest Barrier, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $531.25 per $1,000 principal amount note.

Example 7: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Index closing level of the Least Performing Underlying decreases from the Initial Underlying Value of 950 to an Ending Underlying Value of 285 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Ending Underlying Value of the Least Performing Underlying is less than its Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund from January 4, 2008 through March 22, 2013. The Index closing level of the S&P 500® Index on March 25, 2013 is 1,551.69. The Index closing level of the Russell 2000® Index on March 25, 2013 is 945.85. The closing price of one share of the iShares® MSCI EAFE Index Fund on March 25, 2013 is $58.62.

We obtained the various Index closing levels or closing price, as applicable, of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels or prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or closing price, as applicable, of any Underlying on any Review Date, including the final Review Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

JPMorgan Structured Investments —	PS-10
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-11
Auto Callable Contingent Interest Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund